EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-156563, 333-199349, 333-200736, 333-202963, and 333-285876) and on Forms S-8 (No. 333-127134, 333-184188, 333-170651, 333-222588, 333-278158, and 333-285875) of our reports dated September 11, 2026, with respect to the consolidated financial statements of Southern Missouri Bancorp, Inc., and the effectiveness of internal control over financial reporting, included in this Annual Report on Form 10-K for the year ended June 30, 2026.

/s/ Forvis Mazars, LLP

Springfield, Missouri

September 11, 2026